Exhibit 99.1

NEWS RELEASE

RANGE ANNOUNCES FIRST QUARTER 2018 FINANCIAL RESULTS

FORT WORTH, TEXAS, APRIL 25, 2018…RANGE RESOURCES CORPORATION (NYSE: RRC) today announced its first quarter 2018 financial results.

Highlights –

•	GAAP cash flow was $371 million, compared to $226 million in first quarter 2017, and non-GAAP cash flow was a record $323 million, compared to $258 million in first quarter 2017
•

GAAP net income was $49 million ($0.20 per diluted share) compared to $170 million ($0.69 per diluted share) in the prior-year quarter, with non-GAAP net income of $113 million ($0.46 per diluted share), compared to $61 million in the prior-year quarter, an increase of 85%

•	Natural gas, NGLs and oil price realizations including hedging averaged $3.58 per mcfe, a 12% increase from the same quarter in the prior year
•	Production averaged a record 2.188 Bcfe per day, an increase of 13% compared to first quarter 2017
•	Drilled the two longest laterals to date by Range at 18,129 feet and 17,875 feet

Commenting, Jeff Ventura, the Company’s CEO said, “The first quarter was a good start to the year, generating record quarterly cash flow while remaining on track to deliver our expected 11% growth within cash flow for 2018.  Operationally, Range is focused on translating our peer leading inventory into shareholder value as efficiently as possible.  This effort is led by the Marcellus where record long laterals and the utilization of existing pads and infrastructure are a tailwind for capital efficiencies, positioning us to deliver on the long-term growth within cash flow we demonstrated in our five-year outlook.  At the same time, Range is intently focused on actions to fast-forward the de-levering process as swiftly and prudently as possible through asset sales.  We have various processes underway and believe we can execute one or more successful sales in the current year, which would improve our balance sheet and corporate returns.”

Financial Discussion

Except for generally accepted accounting principles (“GAAP”) reported amounts, specific expense categories exclude non-cash impairments, unrealized mark-to-market adjustment on derivatives, non-cash stock compensation and other items shown separately on the attached tables.  “Unit costs” as used in this release are composed of direct operating, transportation, gathering, processing and compression, production and ad valorem taxes, general and administrative, interest and depletion, depreciation and amortization costs divided by production.  See “Non-GAAP Financial Measures” for a definition of each of the non-GAAP financial measures and the tables that reconcile each of the non-GAAP measures to their most directly comparable GAAP financial measure.

First Quarter 2018

GAAP revenues for first quarter 2018 totaled $743 million (a 4% decrease compared to first quarter 2017), GAAP net cash provided from operating activities including changes in working capital was $371 million, compared to $226 million in first quarter 2017, and GAAP earnings were $49 million ($0.20 per diluted share) versus earnings of $170 million ($0.69 per diluted share) in the prior-year quarter.  First quarter earnings results include a $14 million derivative loss due to increases in future commodity prices compared to a $166 million derivative gain in the prior year and a $7.4 million mark to market gain related to the deferred compensation plan compared to a $13.2 million gain in the prior year.

Non-GAAP revenues for first quarter 2018 totaled $766 million, an increase of 26% compared to first quarter 2017 and cash flow from operations before changes in working capital, a non-GAAP measure, was $323 million, compared to $258 million in first quarter 2017. Adjusted net income comparable to analysts’ estimates, a non-GAAP measure, was $113 million ($0.46 per diluted share), compared to $61 million ($0.25 per diluted share) in the prior-year quarter, an increase of 85%.

First quarter 2018 natural gas, NGLs and oil price realizations (including the impact of cash-settled hedges and derivative settlements which correspond to analysts’ estimates) averaged $3.58 per mcfe, a 12% increase from the prior-year quarter. Additional detail on commodity price realizations can be found in the Supplemental Tables provided on the Company’s website.

•

Production and realized prices by each commodity for first quarter 2018 were:  natural gas – 1,499 Mmcf per day ($3.20 per mcf), NGLs – 103,000 barrels per day ($21.85 per barrel) and crude oil and condensate – 11,816 barrels per day ($58.80 per barrel).

•

The average Company natural gas price including the impact of basis hedging was $3.12 per mcf, or $0.13 per mcf above NYMEX, which compares to a $0.01 positive differential to NYMEX in the prior year quarter.   In addition, NYMEX natural gas financial hedges increased realizations $0.32 per mcf in first quarter 2018.

•

Pre-hedge NGL realizations were $21.85 per barrel, or 35% of WTI, in first quarter 2018, compared to $16.17, or 31% of WTI in the prior-year quarter.  Due to the revised GAAP revenue recognition standard, discussed below, NGL prices in first quarter 2018 and going forward will be shown on a gross basis, before any deduction of fees or expenses.  Under the prior accounting standard, which included such expenses, first quarter NGL price would have been ~$17.77, or 28% of WTI, directly comparable to prior quarters.  Hedging decreased NGL prices by $1.65 per barrel in the first quarter compared to a decrease of $1.67 per barrel in the prior-year quarter.  Earnings and cash flow are unchanged by the revised accounting standard.

•

Crude oil and condensate price realizations, before realized hedges, for the first quarter averaged $58.80 per barrel, or $4.08 below WTI, compared to $4.84 below WTI in first quarter 2017.  Hedging reduced the price by $7.82 per barrel compared to hedge gains of $2.53 in the prior-year quarter.

Accounting Change for Transportation, Gathering and Compression Expense

Range adopted the new revenue recognition accounting standard in first quarter 2018 which changes the financial statement presentation related to revenue from certain gas processing contracts.  Based on previous accounting guidance, certain gas processing contracts were reported in revenue at the net price received (after processing costs).  Beginning in first quarter 2018, Range will record revenue from these contracts as a gross price received with transportation, marketing and processing costs reported separately as an expense.  The change will result in higher NGL revenue and pricing and a corresponding increase to transportation, gathering, processing and compression expense.  This is solely an accounting change and will have no effect on earnings or cash flow.

Unit Costs

Range’s total unit costs plus DD&A for first quarter 2018 were $2.61 per mcfe, a 2% increase from first quarter 2017.  Direct operating unit costs increased by $0.03 per mcfe due to higher water hauling expense, equipment leasing and workovers.  General and administrative increased by $0.02 per mcfe due primarily to higher technology, land and legal consulting and severance costs.

Transportation, gathering, processing and compression expense for first quarter 2018 expense was $1.24 per mcfe.  As a result of adopting the new accounting standard mentioned above, first quarter 2018 expense was increased by approximately $0.19 per mcfe.   In the table below, first quarter 2018 expense has been adjusted by $0.19 per mcfe to make it comparable with the prior year, as prior periods were not affected by the new standard.

Expenses	1Q 2018 (per mcfe)	1Q 2017 (per mcfe)	Increase (Decrease)

Direct operating	$ 0.19	$ 0.16	19%
Transportation, gathering, processing and compression	1.05(1)	1.02	3%
Production and ad valorem taxes	0.05	0.05	—
General and administrative	0.23	0.21	10%
Interest expense	0.27	0.27	—
Total cash unit costs	1.79	1.71	5%
Depletion, depreciation and amortization (DD&A)	0.82	0.86	(5%)
Total unit costs plus DD&A	$ 2.61	$ 2.57	2%

(1)

Adjusted for change in accounting method in first quarter 2018, in order to reflect accurate comparison between years.  The reported amount for first quarter 2018 is $0.19 per mcfe higher.  See page 8 in Range’s first quarter 2018 Form 10-Q.

Renewal of Bank Credit Agreement

As recently announced, Range has renewed its revolving credit facility.  The new five-year agreement with a syndicate of twenty-seven financial institutions has a maximum facility size of $4 billion and maintains a borrowing base of $3 billion with $2 billion in commitments. The agreement maintains existing borrowing costs and structure, including the option to release collateral upon the receipt of a single investment grade rating. The maturity of the facility was extended to April 13, 2023.

At March 31, 2018, Range had total debt outstanding, before debt issuance costs of $4.1 billion, consisting of $2.9 billion in senior notes, $1.2 billion in bank debt and $49 million in senior subordinated notes. Net debt outstanding, after unamortized debt issuance costs and premiums, equaled $4.1 billion.

At March 31, 2018, Range’s bank facility had a borrowing base of $3.0 billion, and bank commitments of $2.0 billion, with an outstanding balance of $1.2 billion and undrawn letters of credit of $281 million, leaving $537 million of borrowing capacity under the current commitment amount.

Capital Expenditures

First quarter 2018 drilling expenditures of $227 million funded the drilling and completion of 29 (27.5 net) wells.  A 100% success rate was achieved.  In addition, during the quarter, $19.7 million was incurred on acreage purchases, $8.6 million on gas gathering systems and $0.5 million on seismic expense.  Range is on target with its $941 million capital budget for 2018.

Operational Discussion

Range’s net production for first quarter 2018 averaged 2.188 Bcfe per day, consisting of 1.5 Bcf per day of natural gas, 103,000 barrels per day NGLs and 11,816 barrels per day of condensate and oil.  This makes Range one of the top 10 natural gas producers in the U.S. and a top three NGL producer amongst E&P companies, providing leverage to improving oil and NGL pricing fundamentals.

The table below summarizes first quarter wells turned to sales, the estimated activity for the remainder of the year and average lateral lengths expected for each area.  Estimated well costs and EUR’s by area can be found in the company presentation on Range’s website.

	Wells TIL 1Q 2018	Wells TIL 2Q-4Q 2018	2018 Planned Wells TIL	2018 Expected Average Lateral Length

SW PA Super-Rich	2	13	15	11,550 ft.
SW PA Wet	7	35	42	9,550 ft.
SW PA Dry	—	43	43	9,830 ft.
Total Appalachia	9	91	100

Total N. LA.	4	7	11	7,500 ft.
Total	13	98	111

Appalachia Division

Production for first quarter 2018 averaged approximately 1,809 net Mmcfe per day from the Appalachia division, a 20% increase over the prior year.  The southwest area of the division averaged 1,678 net Mmcfe per day during the quarter, a 25% increase over first quarter 2017.  This was achieved through continued operational improvements and exceptional well results across Range’s acreage position.  The northeast Marcellus properties averaged 116 net Mmcf per day during the first quarter, a 20% decrease from the prior-year quarter.

The division brought on line nine wells in the first quarter, two in the super-rich area and seven in the wet area. In 2018, the division plans to bring on a total of 100 wells and is expecting to average five rigs for the year.

Some noteworthy results from the first quarter include:

•	Net natural gas production exceeded 1.2 Bcf per day, a quarterly record
•	Drilled the Company’s two longest laterals to date by Range, at 18,129 feet and 17,875 feet
•	Net NGL production was approximately 89,000 barrels per day
•	Drilled 21% longer laterals in first quarter 2018 compared to fourth quarter 2017

North Louisiana

Production for the division in first quarter of 2018 averaged approximately 366 net Mmcfe per day, 8% less than first quarter 2017. The division brought on line four wells during the first quarter, and expects to bring on line an additional seven wells during the remainder of 2018, for a total of 11 wells in 2018, while running one rig.

Marketing and Transportation

In early January, Leach and Rayne Express pipeline capacity went into service allowing for more of Range’s production to be transported out of basin to higher priced markets.  Energy Transfer’s Rover project (phase 2) is expected to reach full completion in second quarter 2018, and is the last major natural gas transportation project for which Range has contracted capacity.  Once the Rover project is in service, over 70% of Range’s production can be sold in the Gulf Coast market, which currently receives near NYMEX pricing.  Additionally, the Company will have the ability to transport greater than 90% of its Marcellus production to markets that should receive improved pricing.  Importantly, these additions to Range’s transportation portfolio are expected to reduce basis volatility, especially during the seasonally weak months of July to October, and increase the predictability of Range’s corporate natural gas differential going forward.

Range’s net NGL production was 103,000 barrels per day in first quarter 2018, an increase of 9% over first quarter 2017, with  approximately 89,000 barrels per day, or 86%, coming from Appalachia. Despite the Mariner East 1 pipeline outage towards the end of the quarter, Range continued to deliver ethane and propane volumes to domestic and international destinations through the utilization of rail and other infrastructure in the region.

Year-over-year propane price improvements of $0.12 per gallon were realized during the quarter, a 17% increase over first quarter 2017.  While absolute NGL prices have improved, NGL prices have lagged relative improvements in WTI.  Range’s updated NGL price guidance of 32%-36% of WTI reflects this market change as well as the impact of the newly adopted revenue recognition accounting standard.

Guidance – 2018

Production per day Guidance

Production for the second quarter of 2018 is expected to be approximately 2.19 Bcfe per day.

Production for the full year 2018 is expected to average approximately 2.2 Bcfe per day.  This equates to a year-over-year growth rate of approximately 11%.

2Q 2018 Expense Guidance

Direct operating expense:	$0.18 - $0.19 per mcfe
Transportation, gathering, processing and compression expense:	$1.34 - $1.38 per mcfe
Production tax expense:	$0.05 - $0.07 per mcfe
Exploration expense:	$7.0 - $10.0 million
Unproved property impairment expense:	$12.0 - $15.0 million
G&A expense:	$0.21 - $0.23 per mcfe
Interest expense:	$0.27 - $0.29 per mcfe
DD&A expense:	$0.82 - $0.85 per mcfe
Net brokered gas marketing expense:	~$2.0 million

2Q 2018 Natural gas price differentials (including basis hedging):  NYMEX minus $0.17

Based on current market pricing indications, Range expects to receive the following pre-hedge differentials for its production in 2018.

Natural Gas:	NYMEX minus $0.15
Natural Gas Liquids (including ethane):	32% - 36% of WTI
Oil/Condensate:	WTI minus $5.00 to 6.00

Hedging Status

Range hedges portions of its expected future production volumes to increase the predictability of cash flow and to help maintain a more flexible financial position. Range currently has over 70% of its expected 2018 natural gas production hedged at a weighted average floor price of $3.08 per Mmbtu.  Similarly, Range has hedged over 70% of its 2018 projected crude oil production at a floor price of $53.30 and approximately 50% of its composite NGL production.   Please see Range’s detailed hedging schedule posted at the end of the financial tables below and on its website at www.rangeresources.com.

Range has also hedged Marcellus and other basis differentials to limit volatility between NYMEX and regional prices. The fair value of the basis hedges was a gain of $2.2 million as of March 31, 2018. The Company also has propane basis swap contracts which lock in the differential between Mont Belvieu and international propane indices.  The fair value of these contracts was a loss of $1.4 million on March 31, 2018.

Conference Call Information

A conference call to review the financial results is scheduled on Thursday, April 26 at 9:00 a.m. ET. To participate in the call, please dial 866-900-7525 and provide conference code 6068166 about 10 minutes prior to the scheduled start time.

A simultaneous webcast of the call may be accessed at www.rangeresources.com. The webcast will be archived for replay on the Company's website until May 26.

Non-GAAP Financial Measures

Adjusted net income comparable to analysts’ estimates as set forth in this release represents income or loss from operations before income taxes adjusted for certain non-cash items (detailed in the accompanying table) less income taxes.  We believe adjusted net income comparable to analysts’ estimates is calculated on the same basis as analysts’ estimates and that many investors use this published research in making investment decisions and evaluating operational trends of the Company and its performance relative to other oil and gas producing companies.  Diluted earnings per share (adjusted) as set forth in this release represents adjusted net income comparable to analysts’ estimates on a diluted per share basis.  A table is included which reconciles income or loss from operations to adjusted net income comparable to analysts’ estimates and diluted earnings per share (adjusted).  On its website, the Company provides additional comparative information on prior periods along with non-GAAP revenue disclosures.

Cash flow from operations before changes in working capital (sometimes referred to as “adjusted cash flow”) as defined in this release represents net cash provided by operations before changes in working capital and exploration expense adjusted for certain non-cash compensation items.  Cash flow from operations before changes in working capital is widely accepted by the investment community as a financial indicator of an oil and gas company’s ability to generate cash to internally fund exploration and development activities and to service debt.  Cash flow from operations before changes in working capital is also useful because it is widely used by professional research analysts in valuing, comparing, rating and providing investment recommendations of companies in the oil and gas exploration and production industry.  In turn, many investors use this published research in making investment decisions.  Cash flow from operations before changes in working capital is not a measure of financial performance under GAAP and should not be considered as an alternative to cash flows from operations, investing, or financing activities as an indicator of cash flows, or as a measure of liquidity.  A table is included which reconciles net cash provided by operations to cash flow from operations before changes in working capital as used in this release.  On its website, the Company provides additional comparative information on prior periods for cash flow, cash margins and non-GAAP earnings as used in this release.

The cash prices realized for oil and natural gas production, including the amounts realized on cash-settled derivatives and net of transportation, gathering, processing and compression expense, is a critical component in the Company’s performance tracked by investors and professional research analysts in valuing, comparing, rating and providing investment recommendations and forecasts of companies in the oil and gas exploration and production industry.  In turn, many investors use this published research in making investment decisions.  Due to the GAAP disclosures of various derivative transactions and third-party transportation, gathering, processing and compression expense, such information is now reported in various lines of the income statement.  The Company believes that it is important to furnish a table reflecting the details of the various components of each line in the statement of operations to better inform the reader of the details of each amount and provide a summary of the realized cash-settled amounts and third-party transportation, gathering, processing and compression expense which historically were reported as natural gas, NGLs and oil sales.  This information is intended to bridge the gap between various readers’ understanding and fully disclose the information needed.

The Company discloses in this release the detailed components of many of the single line items shown in the GAAP financial statements included in the Company’s quarterly report on Form 10-Q.  The Company believes that it is important to furnish this detail of the various components comprising each line of the Statements of Operations to better inform the reader of the details of each amount, the changes between periods and the effect on its financial results.

We believe that the presentation of PV-10 is relevant and useful to our investors as supplemental disclosure to the standardized measure, or after-tax amount, because it presents the discounted future net cash flows attributable to our proved reserves before taking into account future corporate income taxes and our current tax structure. While the standardized measure is dependent on the unique tax situation of each company, PV-10 is based on prices and discount factors that are consistent for all companies. Because of this, PV-10 can be used within the industry and by creditors and security analysts to evaluate estimated net cash flows from proved reserves on a more comparable basis.

RANGE RESOURCES CORPORATION (NYSE: RRC) is a leading U.S. independent oil and natural gas producer with operations focused in stacked-pay projects in the Appalachian Basin and North Louisiana. The Company pursues an organic growth strategy targeting high return, low-cost projects within its large inventory of low risk development drilling opportunities.  The Company is headquartered in Fort Worth, Texas.  More information about Range can be found at www.rangeresources.com.

Included within this news release are certain “forward-looking statements” within the meaning of the federal securities laws, including the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 that are not limited to historical facts, but reflect Range’s current beliefs, expectations or intentions regarding future events.  Words such as “may,” “will,” “could,” “should,” “expect,” “plan,” “project,” “intend,” “anticipate,” “believe,” “outlook”, “estimate,” “predict,” “potential,” “pursue,” “target,” “continue,” and similar expressions are intended to identify such forward-looking statements.

All statements, except for statements of historical fact, made within regarding activities, events or developments the Company expects, believes or anticipates will or may occur in the future, such as those regarding future well costs, expected asset sales, well productivity, future liquidity and financial resilience, anticipated exports and related financial impact, NGL market supply and demand, improving commodity fundamentals and pricing, future capital efficiencies, future shareholder value, emerging plays, capital spending, anticipated drilling and completion activity, acreage prospectivity, expected pipeline utilization and future guidance information are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements are based on assumptions and estimates that management believes are reasonable based on currently available information; however, management's assumptions and Range's future performance are subject to a wide range of business risks and uncertainties and there is no assurance that these goals and projections can or will be met. Any number of factors could cause actual results to differ materially from those in the forward-looking statements.  Further information on risks and uncertainties is available in Range's filings with the Securities and Exchange Commission (SEC), including its most recent Annual Report on Form 10-K.  Unless required by law, Range undertakes no obligation to publicly update or revise any forward-looking statements to reflect circumstances or events after the date they are made.

The SEC permits oil and gas companies, in filings made with the SEC, to disclose proved reserves, which are estimates that geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under existing economic and operating conditions as well as the option to disclose probable and possible reserves.  Range has elected not to disclose its probable and possible reserves in its filings with the SEC.  Range uses certain broader terms such as "resource potential,” “unrisked resource potential,” "unproved resource potential" or "upside" or other descriptions of volumes of resources potentially recoverable through additional drilling or recovery techniques that may include probable and possible reserves as defined by the SEC's guidelines.  Range has not attempted to distinguish probable and possible reserves from these broader classifications. The SEC’s rules prohibit us from including in filings with the SEC these broader classifications of reserves.  These estimates are by their nature more speculative than estimates of proved, probable and possible reserves and accordingly are subject to substantially greater risk of actually being realized.  Unproved resource potential refers to Range's internal estimates of hydrocarbon quantities that may be potentially discovered through exploratory drilling or recovered with additional drilling or recovery techniques and have not been reviewed by independent engineers.  Unproved resource potential does not constitute reserves within the meaning of the Society of Petroleum Engineer's Petroleum Resource Management System and does not include proved reserves.  Area wide unproven resource potential has not been fully risked by Range's management.  “EUR”, or estimated ultimate recovery, refers to our management’s estimates of hydrocarbon quantities that may be recovered from a well completed as a producer in the area. These quantities may not necessarily constitute or represent reserves within the meaning of the Society of Petroleum Engineer’s Petroleum Resource Management System or the SEC’s oil and natural gas disclosure rules. Actual quantities that may be recovered from Range's interests could differ substantially.  Factors affecting ultimate recovery include the scope of Range's drilling program, which will be directly affected by the availability of capital, drilling and production costs, commodity prices, availability of drilling services and equipment, drilling results, lease expirations, transportation constraints, regulatory approvals, field spacing rules, recoveries of gas in place, length of horizontal laterals, actual drilling results, including geological and mechanical factors affecting recovery rates and other factors.  Estimates of resource potential may change significantly as development of our resource plays provides additional data.

In addition, our production forecasts and expectations for future periods are dependent upon many assumptions, including estimates of production decline rates from existing wells and the undertaking and outcome of future drilling activity, which may be affected by significant commodity price declines or drilling cost increases. Investors are urged to consider closely the disclosure in our most recent Annual Report on Form 10-K, available from our website at www.rangeresources.com or by written request to 100 Throckmorton Street, Suite 1200, Fort Worth, Texas 76102.  You can also obtain this Form 10-K on the SEC’s website at www.sec.gov or by calling the SEC at 1-800-SEC-0330.

2018-08

SOURCE:   Range Resources Corporation

Investor Contacts:

Laith Sando, Vice President – Investor Relations

817-869-4267

lsando@rangeresources.com

David Amend, Investor Relations Manager

817-869-4266

damend@rangeresources.com

Michael Freeman, Investor Relations Manager

817-869-4264

mfreeman@rangeresources.com

Josh Stevens, Senior Financial Analyst

817-869-1564

jrstevens@rangeresources.com

Media Contact:

Michael Mackin, Director of External Affairs

724-743-6776

mmackin@rangeresources.com

www.rangeresources.com

RANGE RESOURCES CORPORATION

STATEMENTS OF OPERATIONS
Based on GAAP reported earnings with additional
details of items included in each line in Form 10-Q
(Unaudited, in thousands, except per share data)

	Three Months Ended March 31,
	2018	2017	%

Revenues and other income:
Natural gas, NGLs and oil sales (a)	$696,629	$559,450
Derivative fair value (loss)/income	(14,009)	165,557
Brokered natural gas, marketing and other (b)	59,755	51,581
Other (b)	224	67
Total revenues and other income	742,599	776,655	-4%

Costs and expenses:
Direct operating	37,531	27,499
Direct operating – non-cash stock-based compensation (c)	591	524
Transportation, gathering, processing and compression	244,628	177,648
Production and ad valorem taxes	9,926	9,163
Brokered natural gas and marketing	55,309	53,287
Brokered natural gas and marketing – non-cash stock-based compensation (c)	285	263
Exploration	6,968	7,997
Exploration – non-cash stock-based compensation (c)	751	507
Abandonment and impairment of unproved properties	11,773	4,420
General and administrative	44,329	35,955
General and administrative – non-cash stock-based compensation (c)	23,911	10,918
General and administrative – lawsuit settlements	177	623
Termination costs	(37)	2,450
Termination costs – non-cash stock-based compensation (c)	—	1,742
Deferred compensation plan (d)	(7,397)	(13,169)
Interest expense	52,385	47,101
Depletion, depreciation and amortization	162,266	149,821
Impairment of proved properties and other assets	7,312	—
Gain on sale of assets	(23)	(22,600)
Total costs and expenses	650,685	494,149	32%

Income before income taxes	91,914	282,506	-67%

Income tax expense:
Current	—	—
Deferred	42,676	112,395
	42,676	112,395

Net income	$49,238	$170,111	-71%

Net Income Per Common Share:
Basic	$0.20	$0.69
Diluted	$0.20	$0.69

Weighted average common shares outstanding, as reported:
Basic	245,709	244,652	0%
Diluted	246,594	244,803	1%

(a) See separate natural gas, NGLs and oil sales information table.

(b) Included in Brokered natural gas, marketing and other revenues in the 10-Q.

(c) Costs associated with stock compensation and restricted stock amortization, which have been reflected in the categories associated with the direct personnel costs, which are combined with the cash costs in the 10-Q.

(d) Reflects the change in market value of the vested Company stock held in the deferred compensation plan.

RANGE RESOURCES CORPORATION

BALANCE SHEETS
(In thousands)	March 31,	December 31,
	2018	2017
	(Unaudited)	(Audited)
Assets
Current assets	$325,039	$370,627
Derivative assets	23,132	58,880
Goodwill	1,641,197	1,641,197
Natural gas and oil properties, successful efforts method	9,650,298	9,566,737
Transportation and field assets	13,272	14,666
Other	77,230	76,734
	$11,730,168	$11,728,841

Liabilities and Stockholders’ Equity
Current liabilities	$634,116	$704,913
Asset retirement obligations	6,327	6,327
Derivative liabilities	38,403	44,233

Bank debt	1,180,227	1,208,467
Senior notes	2,852,860	2,851,754
Senior subordinated notes	48,607	48,585
Total debt	4,081,694	4,108,806

Deferred tax liability	736,054	693,356
Derivative liabilities	3,835	9,789
Deferred compensation liability	101,334	101,102
Asset retirement obligations and other liabilities	293,813	286,043

Common stock and retained earnings	5,836,424	5,776,203
Other comprehensive loss	(1,263)	(1,332)
Common stock held in treasury stock	(569)	(599)
Total stockholders’ equity	5,834,592	5,774,272
	$11,730,168	$11,728,841

RECONCILIATION OF TOTAL REVENUES AND OTHER INCOME TO TOTAL REVENUE EXCLUDING CERTAIN ITEMS, a non-GAAP measure
(Unaudited, in thousands)
	Three Months Ended March 31,
	2018	2017	%

Total revenues and other income, as reported	$742,599	$776,655	-4%
Adjustment for certain special items:
Total change in fair value related to derivatives prior to settlement (gain) loss	22,934	(169,738)
Total revenues, as adjusted, non-GAAP	$765,533	$606,917	26%

RANGE RESOURCES CORPORATION

CASH FLOWS FROM OPERATING ACTIVITIES
(Unaudited in thousands)

	Three Months Ended March 31,
	2018	2017

Net income	$49,238	$170,111
Adjustments to reconcile net income to net cash provided from continuing operations:
Deferred income tax expense	42,676	112,395
Depletion, depreciation, amortization and impairment	169,578	149,821
Exploration dry hole costs	2	—
Abandonment and impairment of unproved properties	11,773	4,420
Derivative fair value loss (income)	14,009	(165,557)
Cash settlements on derivative financial instruments that do not qualify for hedge accounting	8,925	(4,181)
Amortization of deferred issuance costs, loss on extinguishment of debt, and other	1,312	1,310
Deferred and stock-based compensation	18,527	962
Gain on sale of assets and other	(23)	(22,600)

Changes in working capital:
Accounts receivable	53,913	(4,690)
Inventory and other	(5,294)	2,868
Accounts payable	47,453	24,384
Accrued liabilities and other	(41,517)	(43,381)
Net changes in working capital	54,555	(20,819)
Net cash provided from operating activities	$370,572	$225,862

RECONCILIATION OF NET CASH PROVIDED FROM OPERATING ACTIVITIES, AS REPORTED, TO CASH FLOW FROM OPERATIONS BEFORE CHANGES IN WORKING CAPITAL, a non-GAAP measure
(Unaudited, in thousands)

	Three Months Ended March 31,
	2018	2017
Net cash provided from operating activities, as reported	$370,572	$225,862
Net changes in working capital	(54,555)	20,819
Exploration expense	6,966	7,997
Lawsuit settlements	177	623
Termination costs	—	2,450
Non-cash compensation adjustment	117	291
Cash flow from operations before changes in working capital – non-GAAP measure	$323,277	$258,042

ADJUSTED WEIGHTED AVERAGE SHARES OUTSTANDING
(Unaudited, in thousands)

	Three Months Ended March 31,
	2018	2017
Basic:
Weighted average shares outstanding	248,576	247,390
Stock held by deferred compensation plan	(2,867)	(2,738)
Adjusted basic	245,709	244,652

Dilutive:
Weighted average shares outstanding	248,576	247,390
Dilutive stock options under treasury method	(1,982)	(2,587)
Adjusted dilutive	246,594	244,803

RANGE RESOURCES CORPORATION

RECONCILIATION OF NATURAL GAS, NGLs AND OIL SALES AND DERIVATIVE FAIR VALUE INCOME (LOSS) TO CALCULATED CASH REALIZED NATURAL GAS, NGLs AND OIL PRICES WITH AND WITHOUT THIRD PARTY TRANSPORTATION, GATHERING AND COMPRESSION FEES, a non-GAAP measure

(Unaudited, in thousands, except per unit data)
	Three Months Ended March 31,
	2018	2017	%
Natural gas, NGL and oil sales components:
Natural gas sales	$431,573	$371,352
NGL sales	202,527	138,063
Oil sales	62,529	50,035
Total oil and gas sales, as reported	$696,629	$559,450	25%

Derivative fair value (loss) income, as reported:	$(14,009)	$165,557
Cash settlements on derivative financial instruments – (gain) loss:
Natural gas	(32,508)	(7,455)
NGLs	15,268	14,333
Crude Oil	8,315	(2,697)
Total change in fair value related to derivatives prior to settlement, a non-GAAP measure	$(22,934)	$169,738

Transportation, gathering, processing and compression components:
Natural gas	$157,234	$122,194
NGLs	87,394	55,454
Total transportation, gathering, processing and compression, as reported	$244,628	$177,648

Natural gas, NGL and oil sales, including cash-settled derivatives: (c)
Natural gas sales	$464,081	$378,807
NGL sales	187,259	123,730
Oil sales	54,214	52,732
Total	$705,554	$555,269	27%

Production of oil and gas during the periods (a):
Natural gas (mcf)	134,954,095	116,256,337	16%
NGL (bbl)	9,270,031	8,536,728	9%
Oil (bbl)	1,063,434	1,065,286	0%
Gas equivalent (mcfe) (b)	196,954,885	173,868,421	13%

Production of oil and gas – average per day (a):
Natural gas (mcf)	1,499,490	1,291,737	16%
NGL (bbl)	103,000	94,853	9%
Oil (bbl)	11,816	11,837	0%
Gas equivalent (mcfe) (b)	2,188,388	1,931,871	13%

Average prices, excluding derivative settlements and before third party transportation costs:
Natural gas (mcf)	$3.20	$3.19	0%
NGL (bbl)	$21.85	$16.17	35%
Oil (bbl)	$58.80	$46.97	25%
Gas equivalent (mcfe) (b)	$3.54	$3.22	10%

Average prices, including derivative settlements before third party transportation costs: (c)
Natural gas (mcf)	$3.44	$3.26	6%
NGL (bbl)	$20.20	$14.49	39%
Oil (bbl)	$50.98	$49.50	3%
Gas equivalent (mcfe) (b)	$3.58	$3.19	12%

Average prices, including derivative settlements and after third party transportation costs: (d)
Natural gas (mcf)	$2.27	$2.21	3%
NGL (bbl)	$10.77	$8.00	35%
Oil (bbl)	$50.98	$49.50	3%
Gas equivalent (mcfe) (b)	$2.34	$2.17	8%

Transportation, gathering and compression expense per mcfe	$1.24	$1.02	22%

(a) Represents volumes sold regardless of when produced.

(b) Oil and NGLs are converted at the rate of one barrel equals six mcfe based upon the approximate relative energy content of oil to natural gas, which is not necessarily indicative of the relationship of oil and natural gas prices.

(c) Excluding third party transportation, gathering and compression costs.

(d) Net of transportation, gathering, processing and compression costs.

RANGE RESOURCES CORPORATION

RECONCILIATION OF INCOME BEFORE INCOME TAXES AS REPORTED TO INCOME BEFORE INCOME TAXES EXCLUDING CERTAIN ITEMS, a non-GAAP measure
(Unaudited, in thousands, except per share data)
	Three Months Ended March 31,
	2018	2017	%

Income from operations before income taxes, as reported	$91,914	$282,506	67%
Adjustment for certain special items:
Gain on sale of assets	(23)	(22,600)
Change in fair value related to derivatives prior to settlement	22,934	(169,738)
Abandonment and impairment of unproved properties	11,773	4,420
Impairment of proved property	7,312	—
Lawsuit settlements	177	623
Termination costs	(37)	2,450
Termination costs – non-cash stock-based compensation	—	1,742
Brokered natural gas and marketing – non-cash stock-based compensation	285	263
Direct operating – non-cash stock-based compensation	591	524
Exploration expenses – non-cash stock-based compensation	751	507
General & administrative – non-cash stock-based compensation	23,911	10,918
Deferred compensation plan – non-cash adjustment	(7,397)	(13,169)

Income before income taxes, as adjusted	152,191	98,446	55%

Income tax expense, as adjusted
Current	—	—
Deferred (a)	39,517	37,628
Net income excluding certain items, a non-GAAP measure	$112,674	$60,818	85%

Non-GAAP income per common share
Basic	$0.46	$0.25	84%
Diluted	$0.46	$0.25	84%

Non-GAAP diluted shares outstanding, if dilutive	246,594	244,803

(a)  Deferred tax rate assumed to be approximately 38% for 2017 and 26% for 2018.

RANGE RESOURCES CORPORATION

RECONCILIATION OF NET INCOME, EXCLUDING CERTAIN ITEMS AND ADJUSTED EARNINGS PER SHARE, a non-GAAP measures
(In thousands, except per share data)
	Three Months Ended March 31,
	2018	2017

Net income, as reported	$49,238	$170,111
Adjustment for certain special items:
Gain on sale of assets	(23)	(22,600)
Change in fair value related to derivatives prior to settlement	22,934	(169,738)
Impairment of proved property	7,312	—
Abandonment and impairment of unproved properties	11,773	4,420
Lawsuit settlements	177	623
Termination costs	(37)	2,450
Non-cash stock-based compensation	25,538	13,954
Deferred compensation plan	(7,397)	(13,169)
Tax impact	3,159	74,767

Net income excluding certain items, a non-GAAP measure	$112,674	$60,818

Net income per diluted share, as reported	$0.20	$0.69
Adjustment for certain special items per diluted share:
Gain on sale of assets	—	(0.09)
Change in fair value related to derivatives prior to settlement	0.09	(0.69)
Impairment of proved property	0.03	—
Abandonment and impairment of unproved properties	0.05	0.02
Termination costs	—	0.01
Non-cash stock-based compensation	0.10	0.06
Deferred compensation plan	(0.03)	(0.05)
Adjustment for rounding differences	0.01	(0.01)
Tax impact	0.01	0.31

Net income per diluted share, excluding certain items, a non-GAAP measure	$0.46	$0.25

Adjusted earnings per share, a non-GAAP measure:
Basic	$0.46	$0.25
Diluted	$0.46	$0.25

RANGE RESOURCES CORPORATION

RECONCILIATION OF CASH MARGIN PER MCFE, a non-GAAP measure
(Unaudited, in thousands, except per unit data)
	Three Months Ended March 31,
	2018	2017

Revenues
Natural gas, NGL and oil sales, as reported	$696,629	$559,450
Derivative fair value income (loss), as reported	(14,009)	165,557
Less non-cash fair value (gain) loss	22,934	(169,738)
Brokered natural gas and marketing and other, as reported	59,979	51,648
Less ARO settlement and other (gains) losses	(224)	(67)
Cash revenue applicable to production	765,309	606,850

Expenses
Direct operating, as reported	38,122	28,023
Less direct operating stock-based compensation	(591)	(524)
Transportation, gathering and compression, as reported	244,628	177,648
Production and ad valorem taxes, as reported	9,926	9,163
Brokered natural gas and marketing, as reported	55,594	53,550
Less brokered natural gas and marketing stock-based compensation	(285)	(263)
General and administrative, as reported	68,417	47,496
Less G&A stock-based compensation	(23,911)	(10,918)
Less lawsuit settlements	(177)	(623)
Interest expense, as reported	52,385	47,101
Cash expenses	444,108	350,653

Cash margin, a non-GAAP measure	$321,201	$256,197

Mmcfe produced during period	196,955	173,868

Cash margin per mcfe	$1.63	$1.47

RECONCILIATION OF INCOME BEFORE INCOME TAXES TO CASH MARGIN
(Unaudited, in thousands, except per unit data)
	Three Months Ended March 31,
	2018	2017

Income before income taxes, as reported	$91,914	$282,506
Adjustments to reconcile income before income taxes to cash margin:
ARO settlements and other (gains) losses	(224)	(67)
Derivative fair value (income) loss	14,009	(165,557)
Net cash receipts on derivative settlements	8,925	(4,181)
Exploration expense	6,968	7,997
Lawsuit settlements	177	623
Termination costs	(37)	2,450
Deferred compensation plan	(7,397)	(13,169)
Stock-based compensation (direct operating, brokered natural gas and marketing, general and administrative and termination costs)	25,538	13,954
Depletion, depreciation and amortization	162,266	149,821
Gain on sale of assets	(23)	(22,600)
Impairment of proved property and other assets	7,312	—
Abandonment and impairment of unproved properties	11,773	4,420
Cash margin, a non-GAAP measure	$321,201	$256,197

RANGE RESOURCES CORPORATION

HEDGING POSITION AS OF APRIL 19, 2018 – (Unaudited)

	Daily Volume	Hedge Price
Gas [1]

2Q 2018 Swaps	1,170,000 Mmbtu	$2.97
3Q 2018 Swaps	1,220,000 Mmbtu	$2.97
4Q 2018 Swaps	1,193,478 Mmbtu	$2.97

4Q 2018 Calls	70,000 Mmbtu	$3.10 [2]

2019 Swaps	554,795 Mmbtu	$2.84

Oil

2Q 2018 Swaps	9,250 bbls	$53.35
3Q 2018 Swaps	8,500 bbls	$53.20
4Q 2018 Swaps	8,500 bbls	$53.20

2019 Swaps	6,122 bbls	$53.99

1H 2020 Swaps	500 bbls	$56.00

C2 Ethane

2Q 2018 Swaps	250 bbls	$0.29/gallon

C3 Propane [3]

2Q 2018 Swaps	14,133 bbls	$0.69/gallon
3Q 2018 Swaps	8,918 bbls	$0.63/gallon
4Q 2018 Swaps	7,918 bbls	$0.60/gallon

C4 Normal Butane

2Q 2018 Swaps	4,500 bbls	$0.81/gallon
3Q 2018 Swaps	4,250 bbls	$0.81/gallon
4Q 2018 Swaps	4,250 bbls	$0.81/gallon

C5 Natural Gasoline

2Q 2018 Swaps	5,159 bbls	$1.22/gallon
3Q 2018 Swaps	5,152 bbls	$1.22/gallon
4Q 2018 Swaps	5,152 bbls	$1.23/gallon

2019 Swaps	996 bbls	$1.27/gallon

(1)

Range also sold call swaptions of 50,000 Mmbtu/d for 2H 2018, 300,000 Mmbtu/d for calendar 2019, and 40,000 Mmbtu/d for calendar 2020 at average strike prices of $2.93, $3.01 and $2.85 per Mmbtu, respectively

(2)	Sold Calls have an average deferred Premium of +$0.16 per Mmbtu
(3)	Swaps incorporate international propane hedges

SEE WEBSITE FOR OTHER SUPPLEMENTAL INFORMATION FOR THE PERIODS AND ADDITIONAL HEDGING DETAILS